The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B6, Class B7, Class B8, Class X and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

					Summary Interest Rate Formula Subject to:			Initial Certificate Ratings(3)
Class	Collateral Group	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Summary Interest Rate Formula	Minimum Rate	Maximum Rate	Type	Moody’s	S&P	Fitch
1-A1	1	$10,797,000	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Non-accelerating(4)	Aaa	AAA	AAA
1-A2	1	$77,000,000	5.9700%	LIBOR + 0.6500%	0.6500%	6.000%	Super Senior, Sequential	Aaa	AAA	AAA
1-A3	1	$77,000,000(5)	0.0300%	5.3500% - LIBOR	0.0000%	5.3500%	Senior, Interest-Only	Aaa	AAA	AAA
1-A4	1	$75,748,000	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
1-A5	1	$4,724,000	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Sequential	Aaa	AAA	AAA
1-A6	1	$6,700,000	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior Support, Non-accelerating(4)	Aa1	AAA	AAA
1-A7	1	$26,663,000	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Sequential(6)	Aaa	AAA	AAA
1-A8	1	$42,072,857	5.5000%	LIBOR + 0.1800%	0.1800%	7.0000%	Senior, Sequential(6)	Aaa	AAA	AAA
1-A9	1	$7,012,143	9.0000%	40.91999917% - (LIBOR x 5.99999986)	0.0000%	40.91999917%	Senior, Sequential(6)	Aaa	AAA	AAA
1-A10	1	$49,085,000	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
2-A1	2A, 2B	$266,352,000	5.7700%	LIBOR + 0.4500%	0.4500%	7.0000%	Senior, Exchangeable	Aaa	AAA	AAA
2-A2	2A, 2B	$40,000,000	5.7700%	LIBOR + 0.4500%	0.4500%	7.0000%	Senior, Exchangeable	Aaa	AAA	AAA
2-A3	2A, 2B	$2,965,000	5.7700%	LIBOR + 0.4500%	0.4500%	7.0000%	Senior, Exchangeable	Aa1	AAA	AAA
2-A4(7)	2A	$163,192,000(5)	1.2300%	6.5500% - LIBOR	0.0000%	6.5500%	Senior, Interest-Only	Aaa	AAA	AAA
2-A5(7)	2B	$146,125,000(5)	1.2300%	6.5500% - LIBOR	0.0000%	6.5500%	Senior, Interest-Only	Aaa	AAA	AAA
2-A6	2A	$140,524,173	5.7700%	LIBOR + 0.4500%	0.4500%	7.0000%	Senior, Pass-Through(6)	Aaa	AAA	AAA
2-A7	2A	$21,103,528	5.7700%	LIBOR + 0.4500%	0.4500%	7.0000%	Super Senior, Pass-Through(6)	Aaa	AAA	AAA
2-A8	2A	$1,564,299	5.7700%	LIBOR + 0.4500%	0.4500%	7.0000%	Senior Support, Pass-Through(6)	Aa1	AAA	AAA
2-A9	2B	$125,827,827	5.7700%	LIBOR + 0.4500%	0.4500%	7.0000%	Senior, Pass-Through(6)	Aaa	AAA	AAA
2-A10	2B	$18,896,472	5.7700%	LIBOR + 0.4500%	0.4500%	7.0000%	Super Senior, Pass-Through(6)	Aaa	AAA	AAA
2-A11	2B	$1,400,701	5.7700%	LIBOR + 0.4500%	0.4500%	7.0000%	Senior Support, Pass-Through(6)	Aa1	AAA	AAA
3-A1	3A, 3B, 3C	$119,674,000	5.6700%	LIBOR + 0.3500%	0.3500%	7.5000%	Senior, Exchangeable	Aaa	AAA	AAA
3-A2(7)	3A	$36,384,000(5)	1.8300%	7.1500% - LIBOR	0.0000%	7.1500%	Senior, Interest-Only	Aaa	AAA	AAA
3-A3(7)	3B	$45,600,000(5)	1.8300%	7.1500% - LIBOR	0.0000%	7.1500%	Senior, Interest-Only	Aaa	AAA	AAA
3-A4	3C	$37,690,000(5)	1.8300%	7.1500% - LIBOR	0.0000%	7.1500%	Senior, Interest-Only	Aaa	AAA	AAA
3-A5	3A	$36,384,000	5.6700%	LIBOR + 0.3500%	0.3500%	7.5000%	Senior, Pass-Through(6)	Aaa	AAA	AAA
3-A6	3B	$45,600,000	5.6700%	LIBOR + 0.3500%	0.3500%	7.5000%	Senior, Pass-Through(6)	Aaa	AAA	AAA
3-A7	3C	$37,690,000	5.6700%	LIBOR + 0.3500%	0.3500%	7.5000%	Senior, Pass-Through(6)	Aaa	AAA	AAA
4-A1	4	$45,705,000	5.5700%	LIBOR + 0.2500%	0.2500%	8.0000%	Senior, Pass-Through	Aaa	AAA	AAA
4-A2(7)	4	$45,705,000(5)	2.4300%	7.7500% - LIBOR	0.0000%	7.7500%	Senior, Interest-Only	Aaa	AAA	AAA
5-A1	5	$52,035,000	6.6373%	Weighted Average Rate(8)	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
5-A2	5	$48,179,000	6.0373%	Weighted Average Rate - 0.6000%(8)	Not Applicable	Not Applicable	Super Senior, Pass-Through(6)	Aaa	AAA	AAA
5-A3	5	$3,856,000	6.0373%	Weighted Average Rate - 0.6000%(8)	Not Applicable	Not Applicable	Senior Support, Pass-Through(6)	Aa1	AAA	AAA
5-A4	5	$4,817,900(5)	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Interest-Only(6)	Aaa	AAA	AAA
5-A5	5	$385,600(5)	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Interest-Only(6)	Aaa	AAA	AAA
5-A6	5	$48,179,000	6.6373%	Weighted Average Rate(8)	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
5-A7	5	$3,856,000	6.6373%	Weighted Average Rate(8)	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
5-A8	5	$5,203,500(5)	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Exchangeable	Aaa	AAA	AAA
AP	P	$599,896	0.0000%	0.0000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Principal-Only	Aaa	AAA	AAA
AX	4	$1,136,505(5)	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Interest-Only	Aaa	AAA	AAA
M	All (except P)	$16,974,000	6.2934%	Weighted Average Rate - 0.5800%(9)	Not Applicable	Not Applicable	Subordinate	Aa2	AA	AA+
B1	All (except P)	$10,184,000	6.3434%	Weighted Average Rate - 0.5300%(9)	Not Applicable	Not Applicable	Subordinate	N/R	AA-	AA
B2	All (except P)	$8,298,000	6.6334%	Weighted Average Rate - 0.2400%(9)	Not Applicable	Not Applicable	Subordinate	N/R	A-	A
B3	All (except P)	$3,017,000	6.8734%	Weighted Average Rate(9)	Not Applicable	Not Applicable	Subordinate	N/R	N/R	A-
B4	All (except P)	$3,772,000	6.8734%	Weighted Average Rate(9)	Not Applicable	Not Applicable	Subordinate	N/R	N/R	BBB
B5	All (except P)	$1,509,000	8.6308%	(10)	Not Applicable	Not Applicable	Subordinate	N/R	N/R	BBB-
R	1	$100	6.0000%	6.0000%	Not Applicable	Not Applicable	Senior, Residual	Aaa	AAA	AAA

_____________________
(1)	These balances are approximate, as described in the prospectus supplement.

(2)	Reflects the initial interest rate as of the first distribution date.

(3)	The designation “N/R” means that the specified rating agency will not rate the certificates of that class.

(4)
The Class 1-A1 and Class 1-A6 Certificates will not receive principal payments at the same rate as the other senior certificates because principal payments generally will not be distributable to the Class 1-A1 and Class 1-A6 Certificates until the Distribution Date in November 2011.

(5)
Initial notional amount. The Class 1-A3, Class 2-A4, Class 2-A5, Class 3-A2, Class 3-A3, Class 3-A4, Class 4-A2, Class 5-A4, Class 5-A5, Class 5-A8 and Class AX Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(6)
The Class 1-A7, Class 1-A8, Class 1-A9, Class 2-A6, Class 2-A7, Class 2-A8, Class 2-A9, Class 2-A10, Class 2-A11, Class 3-A5, Class 3-A6, Class 3-A7, Class 5-A2, Class 5-A3, Class 5-A4 and Class 5-A5 Certificates are Exchange Certificates. Certain combinations of Exchange Certificates can be exchanged for corresponding Exchangeable Certificates, as described in the Prospectus Supplement.

(7)
The Class 2-A4, Class 2-A5, Class 3-A2, Class 3-A3 and Class 4-A2 Certificates will each be issued in two components: a Class I Component and a Class P Component, as described in the prospectus supplement. Each Class I Component will be issued with an interest-bearing component and will accrue interest at the rate described in the table above. Each Class P Component will not have an interest rate or principal balance. The components are not severable.

(8)
The weighted average rate applicable to this formula will be based on the weighted average rate for Collateral Group 5, weighted on the basis of the scheduled principal balance of the related mortgage loans.

(9)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rate applicable to Collateral Groups 1, 2A, 2B, 3A, 3B, 3C and 4, and the weighted average rate for Collateral Group 5, weighted on the basis of the group subordinate amount thereof.

(10)
The Class B5 Certificates will accrue interest at an annual rate equal to (i) the weighted average of the designated rate applicable to Collateral Groups 1, 2A, 2B, 3A, 3B, 3C and 4, and the weighted average rate for Collateral Group 5 weighted on the basis of the group subordinate amount thereof plus (ii) (((0.58% x the Class Principal Amount of the Class M Certificates) + (0.53% x the Class Principal Amount of the Class B1 Certificates) + (0.24% x the Class Principal Amount of the Class B2 Certificates)) multiplied by 15.3873992826%) divided by the Class Principal Amount of the Class B5 Certificates.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
1-A1	CM	24 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AA 2
1-A2	DD	0 Day	30/360	11/25/2036	10/25/2009	$ 100,000	$1	52520Q AB 0
1-A3	DD	0 Day	30/360	11/25/2036	10/25/2009	$1,000,000	$1	52520Q AC 8
1-A4	CM	24 Day	30/360	11/25/2036	4/25/2013	$ 100,000	$1	52520Q AD 6
1-A5	CM	24 Day	30/360	11/25/2036	9/25/2014	$ 100,000	$1	52520Q AE 4
1-A6	CM	24 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AF 1
1-A7	CM	24 Day	30/360	11/25/2036	4/25/2013	$ 100,000	$1	52520Q AG 9
1-A8	DD	0 Day	30/360	11/25/2036	11/25/2010	$ 100,000	$1	52520Q AH 7
1-A9	DD	0 Day	30/360	11/25/2036	11/25/2010	$ 100,000	$1	52520Q AJ 3
1-A10	CM	24 Day	30/360	11/25/2036	11/25/2010	$ 100,000	$1	52520Q AK 0
2-A1	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AL 8
2-A2	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AM 6
2-A3	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AN 4
2-A4	DD	0 Day	30/360	11/25/2036	10/25/2036	$1,000,000	$1	52520Q AP 9
2-A5	DD	0 Day	30/360	11/25/2036	10/25/2036	$1,000,000	$1	52520Q AQ 7
2-A6	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AR 5
2-A7	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AS 3
2-A8	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AT 1
2-A9	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AU 8
2-A10	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AV 6
2-A11	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AW 4
3-A1	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q AX 2
3-A2	DD	0 Day	30/360	11/25/2036	10/25/2036	$1,000,000	$1	52520Q AY 0
3-A3	DD	0 Day	30/360	11/25/2036	10/25/2036	$1,000,000	$1	52520Q AZ 7
3-A4	DD	0 Day	30/360	11/25/2036	10/25/2036	$1,000,000	$1	52520Q BA 1
3-A5	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q BB 9
3-A6	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q BC 7
3-A7	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q BD 5
4-A1	DD	0 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q BE 3
4-A2	DD	0 Day	30/360	11/25/2036	10/25/2036	$1,000,000	$1	52520Q BF 0
5-A1	CM	24 Day	30/360	9/25/2036	8/25/2036	$ 100,000	$1	52520Q BG 8
5-A2	CM	24 Day	30/360	9/25/2036	8/25/2036	$ 100,000	$1	52520Q BH 6
5-A3	CM	24 Day	30/360	9/25/2036	8/25/2036	$ 100,000	$1	52520Q BJ 2
5-A4	CM	24 Day	30/360	9/25/2036	8/25/2036	$1,000,000	$1	52520Q BK 9
5-A5	CM	24 Day	30/360	9/25/2036	8/25/2036	$1,000,000	$1	52520Q BL 7
5-A6	CM	24 Day	30/360	9/25/2036	8/25/2036	$ 100,000	$1	52520Q BM 5
5-A7	CM	24 Day	30/360	9/25/2036	8/25/2036	$ 100,000	$1	52520Q BN 3
5-A8	CM	24 Day	30/360	9/25/2036	8/25/2036	$1,000,000	$1	52520Q BP 8
AP	CM	24 Day	N/A	11/25/2036	10/25/2036	$ 500,000	$1	52520Q BQ 6
AX	CM	24 Day	30/360	11/25/2036	10/25/2036	$1,000,000	$1	52520Q BR 4
M	CM	24 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q BS 2
B1	CM	24 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q BT 0
B2	CM	24 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q BU 7
B3	CM	24 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q BV 5
B4	CM	24 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q BW 3
B5	CM	24 Day	30/360	11/25/2036	10/25/2036	$ 100,000	$1	52520Q BX 1
R	CM	24 Day	30/360	11/25/2036	11/25/2006	100%(5)	N/A	52520Q BY 9

_______________________
(1)
CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date. DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date. 0 Day = For any distribution date, the interest accrual period beginning on the immediately preceding distribution date (or October 25, 2006, in the case of the first accrual period) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as described in the prospectus supplement.

(4)
The expected final distribution date, based upon (i) the applicable prepayment assumption and (ii) the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” in the prospectus supplement. The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificate will be issued in definitive, fully registered form, representing the entire percentage interest of that class.